EXHIBIT 99.14

CONSENT OF H. RUSSELL FRISBY, JR.

I hereby consent to the references to, and information with respect to, me in my capacity as a proposed member of the Board of Directors of the Registrant wherever such references and information appear in the Registration Statement, including the joint proxy statement/prospectus constituting a part thereof, and all amendments thereto.

January 23, 2007	/s/ H. Russell Frisby, Jr
H. Russell Frisby, Jr